CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS PRELIMINARY, UNAUDITED RECORD FOURTH QUARTER RESULTS

Quarterly Revenues Increase 10.7% to $31.1 Million; Net Income Rises 40.6% to $3.9 Million, or $0.32 Per Share
Company to Conduct Conference Call Today at 11:00 AM ET

Jacksonville, FL – March 5, 2007 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported preliminary, unaudited financial results for the fourth quarter ended December 31, 2006 (see attached table). These preliminary results do not include the effect of an income tax credit that is likely to be shown in the audited financial statements. Any such credit will increase net income above the results reported here and will be reported in the audited financial statements contained in the Company’s filing in Form 10-K.

John D. McCown, Chairman and CEO, said, “These are the best quarterly financial results that Trailer Bridge has reported in its history. Compared to last year, our 10.7% revenue increase drove a 40.6% rise in net income. That resulted in earnings of $.32 per share, or twice what we earned in a sequential comparison to the third quarter of 2006. I believe our performance during the fourth quarter demonstrates the cost efficiency and significant operating leverage of our business model. These results precede additional revenue improvements in the first quarter of 2007, including our announced contract with Ford Motor Company. Our demonstrated results have us embracing the future with great optimism.”

Total revenue for the three months ended December 31, 2006 was $31.1 million, an increase of 10.7% compared to the fourth quarter of 2005. Higher revenues were driven by an increase in southbound container volume of 6.3%, an increase in average revenue per southbound container of 5.5%, and increased fuel surcharges. The Company’s Jacksonville-San Juan deployed vessel capacity utilization during the fourth quarter was 90.4% to Puerto Rico and 24.3% from Puerto Rico compared to 88.9% and 24.0%, respectively, during the fourth quarter of 2005.

In a sequential comparison to the third quarter, total revenue in the fourth quarter increased 7.6%, due primarily to an increase in southbound container volume of 2.8% and an increase in average revenue per southbound container of 1.7%.

The Company’s operating income was $6.4 million in the fourth quarter of 2006, as compared with $5.4 million in the fourth quarter of 2005. That operating income produced an operating ratio of 79.5% for the fourth quarter of 2006 compared to 80.9% during the year earlier quarter. This is the best operating ratio in the Company’s history.

Net income for the fourth quarter of 2006 rose to $3.9 million from $2.8 million in the year earlier period. Net income attributable to common shares for the fourth quarter of 2006 was $.32, versus $.22 for the fourth quarter of 2005.

Trailer Bridge, Inc.	Page 2
March 5, 2007

In the attached table, Trailer Bridge’s net income for the fourth quarter and for 2006 is shown without giving any effect to a possible substantial income tax credit that is expected to result from the ongoing review of the Company’s valuation allowance related to the deferred tax asset. That review and determination will be concluded and reported with the Company’s 2006 audited results reported in the Company’s Form 10-K. At September 30, 2006, the Company had a 100% valuation allowance related to an unaudited net deferred tax asset estimated to be approximately $13.4 million. As such no deferred tax asset appeared on the Company’s balance sheet. Any reduction in the valuation allowance in the audited financial statements for 2006 will have the effect of increasing fourth quarter net income by a corresponding amount. Upon the filing of the audited results in the Form 10-K with the SEC on or before March 31, 2007, the Company will issue a release disclosing both fourth quarter and full 2006 results giving effect to the tax credit.

These financial results are preliminary as the Company’s independent auditors have not completed their audit. Other than the potential adjustment for the income tax benefit derived from the reversal of a portion of the deferred tax valuation allowance mentioned above, management is not currently aware of any other adjustments that will require a material change to the financial results. However, it is possible that there may be adjustments prior to the filing of the Company’s Annual report on Form 10-K. The Company expects to file the Annual Report on Form 10-K on or before March 31, 2007.

Financial Position
At December 31, 2006, the Company had cash balances of $6.9 million and working capital of $10.9 million. There were no amounts outstanding under a $10 million revolving credit facility.

Conference Call
Trailer Bridge will discuss fourth quarter results in a conference call today, March 5, 2007, at 11:00 AM (Eastern Time). The dial in number is (888) 737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click http://audioevent.mshow.com/323205. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include changes in the valuation allowance related to the deferred tax asset that could cause material changes from audited financial results, the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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Trailer Bridge, Inc.	Page 3
March 5, 2007

TRAILER BRIDGE, INC.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,
	2006	2005
OPERATING REVENUES	$31,113,428	$28,099,615
OPERATING EXPENSES:
Salaries, wages, and benefits	3,948,056	4,001,960
Rent and purchased transportation	7,269,395	5,937,089
Fuel	3,724,507	3,951,998
Operating and maintenance (excluding depreciation below)	6,034,698	5,554,912
Dry-Docking	184,512	34,646
Taxes and licenses	113,711	78,164
Insurance and claims	1,016,665	842,963
Communications and utilities	124,030	130,888
Depreciation and amortization	1,318,521	1,233,288
(Gain) Loss on sale of assets	(194,489)	51,081
Other operating expenses	1,186,719	922,553

	24,726,325	22,739,542

OPERATING INCOME	6,387,103	5,360,073
NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,587,203)	(2,655,082)
Interest income	82,980	83,691

INCOME BEFORE PROVISION FOR
INCOME TAXES	3,882,880	2,788,682
(BENEFIT) PROVISION FOR INCOME TAXES	136	(26,440)

NET INCOME	$3,883,016	$2,762,242

PER SHARE AMOUNTS:
NET INCOME PER SHARE BASIC	$0.33	$0.23

NET INCOME PER SHARE DILUTED	$0.32	$0.22

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	11,786,997	11,771,156

SHARES OUTSTANDING DILUTED	12,290,946	12,306,321

See accompanying notes to unaudited condensed financial statements